AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE



                         AMCAST ANNOUNCES RESIGNATION OF
                                 FRANCIS J. DREW


DAYTON, OHIO, October 26, 2004 - Francis J. Drew, Vice President of Finance and Chief Financial Officer, advised Amcast that he will resign his position as of November 5, 2004. Mr. Drew has informed the Company that he would make himself available on a consulting basis for as long as necessary to ensure a smooth transition.

When Mr. Pond joined Amcast in 2001, he enlisted Mr. Drew's assistance in managing the Company and building the support of the lending group. Mr. Pond has stated, "We appreciate the time and effort which Frank has dedicated to the Company and his continued support to Amcast for much longer than his original commitment. I would like to personally thank him for his many contributions."

On an interim basis, Mr. Drew's responsibilities will be assumed by Richard A. Smith. Mr. Smith is currently an Amcast Director and a member of its Audit Committee. Mr. Smith has in his career held high level financial positions including Executive Vice President and Chief Financial Officer for Lennox International as well as Vice President of Finance and Chief Financial Office for Arvin Industries (now ArvinMeritor, Inc.).

Mr. Pond has further stated, "With Mr. Drew's continued support and Mr. Smith's extensive experience, I am confident of a seamless transition."





Contact--
Media and Investors:  Michael Higgins 937/291-7015